SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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PROTECTIVE LIFE CORPORATION
(Name of Registrant as Specified in Its Charter)

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March 29, 2000

Dear Share Owners:

    It is my pleasure to invite you to Protective's Annual Meeting of Share Owners. We will hold the meeting on Monday, May 1, 2000 at 10:00 a.m., CDT, at our Executive Offices in Birmingham, Alabama. In addition to considering the matters described in the Proxy Statement, we will review the major developments since our last Share Owners' Meeting.

    This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Protective. Also enclosed is the Company's 1999 Annual Report to Share Owners.

    We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the Proxies named on the enclosed card to vote your shares. This will ensure that your Common Stock will be represented at the meeting. Please complete, date, sign and return your proxy as soon as possible so that the Company may be assured of the presence of a quorum at the Annual Meeting. A postage prepaid return envelope has been provided for your use. If you attend the meeting and prefer to vote in person, you may do so.

    We look forward to your participation.

                      Sincerely yours,
                      /s/ Drayton Nabers, Jr.

                      Drayton Nabers, Jr.
                      Chairman of the Board and
                      Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

Date:	Monday, May 1, 2000
Time:	10:00 a.m. CDT
Place:	Protective Life Corporation 2801 Highway 280 South Birmingham, Alabama 35223

Dear Share Owners:

    At the Annual Meeting, we will ask you to:

  •
  Elect 12 Directors

  •
  Ratify the appointment of PricewaterhouseCoopers LLP as the Company's Independent Auditors

  •
  Transact any other business that may be properly presented at the Meeting or, if this meeting is postponed for any reason, at a subsequently reconvened 2000 Annual Meeting of Share Owners.

    If you were a share owner of record at the close of business on March 10, 2000, you may vote at the Annual Meeting.

    The Annual Meeting may be postponed without notice other than an announcement at the meeting, and any business for which this notice is given may be transacted at a subsequently reconvened 2000 Annual Meeting of Share Owners.

              BY ORDER OF THE BOARD OF DIRECTORS

              /s/ Deborah J. Long

              Deborah J. Long, Secretary

March 29, 2000

TABLE OF CONTENTS

Letter from the Chairman of the Board and Chief Executive Officer

Notice of 2000 Annual Meeting of Share Owners

PROXY STATEMENT

    Your vote is very important. For this reason, the Board of Directors is requesting that you allow your Common Stock to be represented at the Annual Meeting by the Proxies named in the enclosed proxy card. This Proxy Statement is being sent to you in connection with this request and has been prepared for the Board by our Management.  "We," "our," "Protective" and "the Company" each refers to Protective Life Corporation. The Proxy Statement is first being sent to our share owners on or about March 29, 2000.

GENERAL INFORMATION ABOUT VOTING

    Who Can Vote.  You are entitled to vote your Common Stock if our records show that you held shares as of March 10, 2000. At the close of business on March 10, 2000, a total of 64,526,574 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares which you are entitled to vote.

    Voting by Proxies.  If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the Proxies how to vote your Common Stock by signing, dating and mailing the proxy card in the postage paid envelope which we have provided to you. Of course, you can always come in person to the meeting and vote your shares. If you mail in your proxy card, the Proxies will vote your shares in accordance with the instructions on the card. If you sign and return the proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors. We have not received notice and are not now aware of any other matters to be presented except those described in this Proxy Statement. If any other matters not described in the Proxy Statement are presented at the meeting, the Proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed, your Common Stock may be voted by the Proxies on the new meeting date as well, unless your have revoked your proxy instructions.

    How You May Revoke Your Proxy Instructions.  If you give a proxy, you may revoke it at any time before it is exercised. To revoke your proxy instructions, you must send another proxy card with a later date, or notify the Secretary in writing before the Annual Meeting that you have revoked your proxy, or attend the meeting and vote your shares in person.

    How Votes are Counted.  The Annual Meeting will be held if a quorum (a majority of the outstanding Common Stock entitled to vote) is represented at the meeting. If you have returned valid proxy instructions or if you attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all of the matters introduced at the meeting.

    "Broker Non-Votes" Also Count for Quorum Purposes.  If you hold your Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, the nominee may vote on matters which the New York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter. Broker non-votes will count for purposes of determining a quorum. We will not count broker non-votes as votes for or against any proposal.

    Cost of This Proxy Solicitation.  We will pay the cost of the proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit share owners for the same type of proxy personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

    We have retained Corporate Investor Communications, Inc. to forward proxy materials to the beneficial owners of stock held of record by brokers, custodians, and other nominees. We will, upon request, reimburse brokers, custodians and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies.

PROPOSAL 1: ELECTION OF DIRECTORS

    The entire Board of Directors, which on May 1, 2000 will consist of 12 members, will be elected at this Annual Meeting to hold office until the next Annual Meeting and the election of their successors.

    Vote Required.  The affirmative vote of the holders of the majority of shares present or represented by proxy at the Annual Meeting and entitled to vote is required to elect directors. This means if you abstain from voting, it has the same effect as if you voted against the proposal.

    Voting By the Proxies.  The Proxies will vote your Common Stock in accordance with your instructions. If you have not given specific instructions to the contrary, your Common Stock will be voted to approve the election of the nominees named in this Proxy Statement. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the Proxies would vote your Common Stock to approve the election of any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

Information About the Nominees

    All of the nominees are currently directors. Each has agreed to be named in this Proxy Statement and to serve if elected. Messrs. Nabers and Johns are the only nominees that have any position or office with the Company or any subsidiary. Each of the nominees who was a Board member in 1999 attended at least 75% of the meetings of the Board and the committees on which the nominee served during that year. The following information was provided by the nominees as of the date of this Proxy Statement.

Name	Age	Principal Occupation and Directorships	Company Director Since
William J. Cabaniss, Jr.	61	President and Chief Executive Officer of Precision Grinding, Inc. (metal processing) and, formerly, its President; Director, Precision Grinding, Inc.	1974(a	)
Drayton Nabers, Jr.	59	Chairman of the Board and Chief Executive Officer of the Company and, formerly, its Chairman of the Board, President and Chief Executive Officer and its President and Chief Executive Officer; Director, Energen Corporation, National Bank of Commerce of Birmingham, Alabama National BanCorporation. (b)	1982

John J. McMahon, Jr.	57	Chairman of the Executive Committee of McWane, Inc. (pipe and valve manufacturing) and, formerly, its Chairman of the Board and its President; Director, Alabama National BanCorporation, National Bank of Commerce of Birmingham, John H. Harland Company	1987
A. W. Dahlberg	59	Chairman of the Board and Chief Executive Officer of Southern Company (electric utilities) and, formerly, its Chairman of the Board, President and Chief Executive Officer; formerly, President and Chief Executive Officer of Georgia Power Company; Director, Southern Company, Southern Company Services, Inc., Southern Energy, Inc., Southern Nuclear Operating Company, SunTrust Banks, Inc., SunTrust Bank, Atlanta, SunTrust Banks of Georgia, Inc., and Equifax, Inc.	1987
Ronald L. Kuehn, Jr.	64	Chairman of the Board of El Paso Energy Corporation (energy and natural resources); formerly, Chairman of the Board, President and Chief Executive Officer of Sonat Inc. (energy and natural resources); Director, El Paso Energy Corporation, AmSouth Bancorporation, Union Carbide Corporation, Praxair, Inc., Transocean Sedco Forex Inc., and Dun & Bradstreet Corporation.	1990
James S. M. French	59	Chairman of the Board, President, and Chief Executive Officer of Dunn Investment Company (materials, construction, and investment holding company); Director, Energen Corporation, Regions Financial Corporation, and Hilb, Rogal and Hamilton Company.	1996
Robert A. Yellowlees	61	Chairman of the Board, President, and Chief Executive Officer of National Data Corporation (information services company) and, formerly, its President, Chief Executive Officer, and Chief Operating Officer; Director, National Data Corporation and John H. Harland Company.	1996

John D. Johns	48	President and Chief Operating Officer of the Company and, formerly, its Executive Vice President and Chief Financial Officer; Director, Alabama National BanCorporation and John H. Harland Company. (b)	1997
Elaine L. Chao	47	Distinguished Fellow at The Heritage Foundation, Washington, D.C. (policy research); formerly, President and Chief Executive Officer, United Way of America; formerly, Director of Peace Corps; formerly, deputy secretary of U.S. Department of Transportation; formerly, Vice President—Syndications, BankAmerica Capital Markets Group; Director, Dole Food Company, Inc., Millipore Corporation, Raymond James Financial, Inc., Northwest Airlines Corporation and Columbia/HCA Healthcare Corporation.	1997
Donald M. James	51	Chairman of the Board and Chief Executive Officer of Vulcan Materials Company (construction materials and chemicals), and, formerly, its President and Chief Executive Officer; Director, Vulcan Materials Company, SouthTrust Corporation and Southern Company.	1997
J. Gary Cooper	63	Chairman of the Board, Chief Executive Officer and co-founder of Commonwealth National Bank (banking and financial services); formerly, U.S. Ambassador to Jamaica (1994-1997); formerly, Senior Vice President, Volkert and Associates (engineering and architectural services) and formerly, its Vice President; Director, Commonwealth National Bank, GenCorp Inc. and USX Corporation.	1999
H. Corbin Day	62	Chairman of the Board of Jemison Investment Company, Inc. (diversified holding company and venture capital investment firm); Director, Hughes Supply, Inc.	2000

(a)
with the exception of the period November 1988—February 1992
(b)
also a director and/or current officer of each principal Company subsidiary

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL 12 NOMINEES FOR DIRECTORS.

ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors.  The Board of Directors oversees the business and affairs of Protective and monitors the performance of Management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through reports from and discussions with the Chairman, the President and other key executives and, as necessary, the Company's outside advisors. The Board of Directors met seven times in 1999.

    The Committees of the Board.  To assist in carrying out its duties and responsibilities, the Board of Directors has a Finance and Investments Committee, an Audit Committee, a Compensation and Management Succession Committee, and a Board Structure and Nominating Committee, each composed of members of the Board of Directors. Each of the Committees reports its actions to the Board of Directors.

    The following table describes the functions and current membership for each Committee, as well as the number of meetings held in 1999.

FINANCE AND INVESTMENTS COMMITTEE—4 Meetings in 1999

Functions	Members
Reviews and acts upon financial and investment matters, including borrowing and lending transactions entered into by the Company and its subsidiaries.	William J. Cabaniss, Jr. Drayton Nabers, Jr. John J. McMahon, Jr. A. W. Dahlberg Ronald L. Kuehn, Jr. James S. M. French	Robert A. Yellowlees John D. Johns Elaine L. Chao Donald M. James J. Gary Cooper H. Corbin Day

AUDIT COMMITTEE—3 Meetings in 1999

Functions	Members
Reviews internal controls, systems and procedures, accounting policies, and other significant aspects of the financial management of the Company, including the Company's internal audit functions. It also reviews with the independent public accountants their audit procedures, management letters, and other significant aspects of the annual audit made by the independent public accountants.	William J. Cabaniss, Jr. James S. M. French Elaine L. Chao J. Gary Cooper Donald M. James

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE—1 Meeting in 1999

Functions	Members
Has oversight and ultimate control of the compensation paid to officers and employees of the Company and its subsidiaries, whether by salary or under any of the Company's compensation plans. This Committee is also vested with the responsibility of recommending to the Company's Board of Directors a successor to the Chief Executive Officer whenever the need to name such a successor may arise.	John J. McMahon, Jr. A. W. Dahlberg Ronald L. Kuehn, Jr. Robert A. Yellowlees

BOARD STRUCTURE AND NOMINATING COMMITTEE—3 Meetings in 1999

Functions	Members
Charged with the broad responsibility of reviewing and advising the Board of Directors on the functions and procedures of the Board of Directors and its Committees, the compensation of the directors for service on the Board of Directors and its Committees, and the selection and tenure of directors. The Committee will consider share owner recommendations for director nominees in accordance with the Company's By-laws. See "Other Information" on page 18.	William J. Cabaniss, Jr. Drayton Nabers, Jr. A. W. Dahlberg James S. M. French John D. Johns

DIRECTOR'S COMPENSATION

    Goal.  Protective feels that it is in the best interest of the Company to tie director compensation to your interests as share owners. Therefore, a significant percentage of director compensation is paid in the form of Common Stock.

    Fees.  Directors' fees, which are paid only to directors who are not Protective employees, are as set forth in the following table.

Director's Fee:	Amount:
Annual Board Membership Fee	$14,000 and 550 shares of Common Stock
Attendance Fee for Each Board Meeting
• Birmingham Directors	$1,500
• Non-Birmingham Directors	$2,600
General Attendance Fee for Each Committee Meeting	$1,200
Attendance Fee for the March Compensation and Management Succession Committee Meeting	$2,500

    With the exception of Ms. Chao, directors who do not reside in Birmingham also receive a $150 fee as travel expense reimbursement for attendance at Committee meetings when travel to Birmingham is for the special purpose of attending the meeting. Ms. Chao receives reimbursement of her actual travel expenses for attending such meetings. The current non-Birmingham directors are Ms. Chao and Messrs. Cooper, Dahlberg and Yellowlees.

    Deferred Compensation Plan for Non-Employee Directors.  Each year non-employee directors may elect to defer until a specified date all or any portion of their cash and/or Common Stock compensation. A director's right to receive future payments under this deferred compensation plan is an unsecured claim against Protective's general assets. Cash amounts may be deferred into a common stock equivalent or an interest-bearing equivalent. Stock compensation may only be deferred as common stock equivalents. Amounts deferred under the plan are distributable in cash or in stock as elected by the director.

SECURITY OWNERSHIP OF DIRECTORS,
EXECUTIVE OFFICERS AND PRINCIPAL SHARE OWNERS

    The following table shows the number of shares of Common Stock and common stock equivalents beneficially owned as of March 10, 2000 (unless otherwise noted) by (i) each current director, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all current directors and executive officers of the Company as a group, and (iv) persons the Company believes to be the beneficial owners of 5% or more of the Company's Common Stock.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Sole Power		Shared Power (2)		Percent of Class (1)
William J. Cabaniss, Jr.	191,678		153,952		*
Drayton Nabers, Jr.	370,792	(3)	12,638		*
John J. McMahon, Jr.	40,373	(4)	36,000		*
A. W. Dahlberg	6,841		0		*
Ronald L. Kuehn, Jr.	8,529	(4)	0		*
James S. M. French	3,464		25,800	(5)	*
Robert A. Yellowlees	10,204	(4)	0		*
John D. Johns	83,766	(3)	4,200		*
Elaine L. Chao	5,543	(4)	0		*
Donald M. James	4,575	(4)	0		*
J. Gary Cooper	500		0		*
H. Corbin Day	10,159		34,000	(6)	*
R. Stephen Briggs	154,023	(3)	1,980		*
Jim E. Massengale	116,208	(3)	940		*
A. S. Williams III	90,543	(3)	0		*
All current directors and executive officers as a group (25 persons)	1,468,709	(3)(4)(7)	269,510	(2)(7)	2.3%
AmSouth Bancorporation	0		6,180,325	(8)	9.6	%(8)
Nicholas Company, Inc.	4,072,040	(9)	0		6.3	%(9)

*
less than one percent

NOTES TO SECURITY OWNERSHIP TABLE:

(1)
The number of shares reflected are shares which under applicable regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned, under such regulations, include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is subdivided, where applicable, into two categories: shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned.

(2)
This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer; or held by the director or officer, or the spouse of the director or officer, as a trustee or as a custodian for children. Unless otherwise noted below, the directors and officers disclaim beneficial ownership of these shares.

(3)
The amounts reported include shares allocated to accounts under the Company's 401(k) and Stock Ownership Plan as follows: Mr. Nabers, 13,129 shares; Mr. Johns, 4,055 shares; Mr. Briggs, 28,651 shares; Mr. Massengale, 31,233 shares; Mr. Williams, 27,023 shares; and all executive officers as a group, 169,020 shares.

  The amounts reported also include stock equivalents held by certain officers under the Company's Deferred Compensation Plan for Officers, entitling each such officer to receive upon distribution a share of Common Stock for each stock equivalent. The number of stock equivalents included are as follows: Mr. Nabers, 315,440; Mr. Johns, 75,311; Mr. Briggs, 109,703; Mr. Massengale, 69,375; Mr. Williams, 63,204; and all executive officers as a group, 871,819.

  The reported amounts do not include the following stock appreciation rights ("SARs"): Mr. Nabers, 300,000 SARs; Mr. Johns, 200,000 SARs; Mr. Briggs, 40,000 SARs; Mr. Massengale, 50,000 SARs; Mr. Williams, 40,000 SARs; and all executive officers as a group, 765,000 SARs.

(4)
The amounts reported include stock equivalents held by certain directors under the Company's Deferred Compensation Plan for Directors Who Are Not Employees of the Company, entitling each such director to receive upon distribution a share of Common Stock for each stock equivalent. The number of stock equivalents included are as follows: Mr. McMahon, 12,085; Mr. Dahlberg, 1,613, Mr. Kuehn, 4,669; Mr. French, 1,964, Mr. Yellowlees, 7,204; Ms. Chao, 4,357; Mr. James, 3,575; Mr. Day, 159; and all directors as a group, 35,796.

(5)
Includes 24,000 shares of Common Stock owned by Dunn Investment Company, of which Mr. French is Chairman of the Board, President, and Chief Executive Officer.

(6)
Includes 5,000 shares of Common Stock owned by The Day Family Foundation Trust, of which Mr. Day is a trustee, and 29,000 shares of Common Stock owned by Jemison Investment Company, of which Mr. Day is Chairman of the Board.

(7)
No officer or director owns any stock of any affiliate of the Company.

(8)
AmSouth Bancorporation, AmSouth/Sonat Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203, has advised the Company that, in its capacity as a holding company, it may be deemed the beneficial owner, as of December 31, 1999, of 6,180,325 shares of Common Stock. AmSouth Bancorporation reported that it has no sole voting or investment power, but has shared voting power with respect to 5,181,321 shares, and shared investment power with respect to 4,410,504 shares. AmSouth Bank, AmSouth/Sonat Tower, Birmingham, Alabama 35203, a subsidiary of AmSouth Bancorporation, has advised the Company that, in its capacity as a bank fiduciary of various trusts and estates, it may be deemed the beneficial owner, as of December 31, 1999, of 6,180,325 shares of Common Stock. AmSouth Bank reported that it has no sole voting or investment power, but has shared voting power with respect to 5,181,321 shares, and shared investment power with respect to 4,410,504 shares. AmSouth Bank has further advised the Company that none of the separate trusts and estates of which it is fiduciary holds as much as 5% of the outstanding shares of Common Stock. AmSouth Bancorporation reported its beneficial ownership as of December 31, 1999 as 9.6%, which it has advised the Company includes beneficial ownership by its subsidiary, AmSouth Bank. The table shows the percentage based on 64,526,574 shares of Common Stock outstanding on March 10, 2000.

(9)
Nicholas Company, Inc., 700 North Water Street, Milwaukee, Wisconsin 53202, has advised the Company that, in its capacity as an investment adviser, it may be deemed the beneficial owner, as of December 31, 1999, of 4,072,040 shares of Common Stock, for which Nicholas Company, Inc. has sole investment power but no voting power. Nicholas Company, Inc. has further advised the Company that none of its separate clients holds as much as 5% of the outstanding shares of Common Stock. Nicholas Company, Inc. reported its beneficial ownership as of December 31, 1999 as 6.31%. The table shows the percentage based on 64,526,574 shares of Common Stock outstanding on March 10, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission ("SEC") showing changes in their beneficial ownership of Common Stock. We have reviewed copies of these reports and written representations from the individuals who are required to file reports. Based on this review, we believe that each of our directors and executive officers complied with reporting requirements in

    1999, with three exceptions. Reports for Messrs. Cabaniss and Cooper for the acquisition of 400 shares of Common Stock issued to each of them as part of their annual director compensation were inadvertently filed late. One report for Mr. French for the acquisition of 2,000 shares of Common Stock by Dunn Investment Company, of which he is the Chairman of the Board, President and Chief Executive Officer, was also inadvertently filed late.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation and Management Succession Committee are Messrs. McMahon (Chairman), Dahlberg, Kuehn, and Yellowlees. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries or has any other relationship with the Company for which the SEC requires disclosure.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executives") during or with respect to the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Payouts
Name and Principal Position	Year	Salary (1)(2)	Bonus (1)(2)(3)	Other Annual Compensation	Long-Term Incentive Plan Payouts (1)(3)(4)		All Other Compensation (5)
Drayton Nabers, Jr. Chairman of the Board and Chief Executive Officer	1999 1998 1997	$605,000 575,833 552,500	$707,500 580,000 499,500	$0 0 372	$787,568 1,757,281 1,686,972	(6)	$4,800 4,800 4,800
John D. Johns President and Chief Operating Officer	1999 1998 1997	431,667 383,333 347,500	425,300 312,000 280,000	0 0 0	286,926 694,052 702,694	(6)	4,800 4,800 4,800
R. Stephen Briggs Executive Vice President	1999 1998 1997	299,167 295,000 295,000	168,900 206,500 172,400	0 0 0	286,926 694,052 702,694	(6)	4,800 4,800 4,800
Jim E. Massengale Executive Vice President, Acquisitions	1999 1998 1997	296,667 275,000 247,500	183,800 196,000 210,000	0 1,890 1,890	170,085 413,478 416,035	(6)	4,800 4,800 4,800
A. S. Williams III Executive Vice President, Investments and Treasurer	1999 1998 1997	298,333 289,167 283,333	455,508 383,263 282,833	2,324 5,742 5,742	220,371 541,459 535,265	(6)	4,800 4,800 4,800

(1)
For further information, see the "Compensation and Management Succession Committee's Report on Executive Compensation."

(2)
Includes amounts that the Named Executives may have voluntarily elected to contribute to the Company's 401(k) and Stock Ownership Plan.

(3)
Includes amounts that the Named Executives may have voluntarily deferred under the Company's Deferred Compensation Plan for Officers.

(4)
For further information, see the "Long-Term Incentive Plan—Awards In Last Fiscal Year" table.

(5)
Matching contributions to the Company's 401(k) and Stock Ownership Plan.

(6)
1999 long-term compensation is not yet determinable. The amount shown is the best estimate available as of March 10, 2000.

    The following table sets forth the value of the stock appreciation rights held by the Named Executives based upon the value of the Common Stock as of December 31, 1999. No stock appreciation rights were granted to the Named Executives during 1999.

AGGREGATED FY-END OPTION/SAR VALUES

Name	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Drayton Nabers, Jr.	0/300,000	$0/$4,312,500
John D. Johns	0/150,000	0/2,156,250
R. Stephen Briggs	0/40,000	0/575,000
Jim E. Massengale	0/40,000	0/575,000
A. S. Williams III	0/40,000	0/575,000

    In 1999, the Compensation and Management Succession Committee awarded performance shares under the Company's 1997 Long-Term Incentive Plan to the Named Executives as indicated in the table below. These awards are generally payable, if at all, at the time the results of the comparison group of companies for the four-year period ending December 31, 2002 are known.

LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans (in shares) (2)
		Performance or Other Period Until Maturation or Payout
Name	Number of Shares, Units or Other Rights (#) (1)
			Threshold	Target	Maximum
Drayton Nabers, Jr.	21,930 shares	December 31, 2002	10,965	27,413	37,281
John D. Johns	14,260 shares	December 31, 2002	7,130	17,825	24,242
R. Stephen Briggs	4,120 shares	December 31, 2002	2,060	5,150	7,004
Jim E. Massengale	3,910 shares	December 31, 2002	1,955	4,888	6,647
A. S. Williams III	4,050 shares	December 31, 2002	2,025	5,063	6,885

(1)
In the event of a change in control, payment will be made with respect to all outstanding awards based upon performance at the target level (which, for all outstanding awards, is deemed to be at the seventy-fifth percentile) or, if greater, performance as of the December 31 preceding the change in control.

(2)
Award is earned based on comparison of the Company's average return on average equity or total rate of return for a four-year period to a peer group. Below threshold, which is the median of the comparison group, no portion of award is earned.

OTHER PLANS AND ARRANGEMENTS

    Retirement Benefits.  The table below illustrates the annual pension benefits payable to executive officers under the Protective Life Corporation Pension Plan. The table also reflects the Excess Benefit Plan that we have established to provide retirement benefits over the Internal Revenue Code limitations.

    Benefits in the table are not reduced by social security or other offset amounts. Since the benefits shown in the table reflect a straight life form of annuity benefit, if the payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

PENSION PLAN TABLE

	Years of Service
Remuneration
	15	20	25	30	35
$150,000	$33,368	$44,490	$55,613	$66,735	$77,858
200,000	45,368	60,490	75,613	90,735	105,858
250,000	57,368	76,490	95,613	114,735	133,858
300,000	69,368	92,490	115,613	138,735	161,858
400,000	93,368	124,490	155,613	186,735	216,858
500,000	117,368	156,490	195,613	234,735	273,858
750,000	177,368	236,490	295,613	354,735	413,858
1,000,000	237,368	316,490	395,613	474,735	553,858
1,250,000	297,368	396,490	495,613	594,735	693,858
1,500,000	357,368	476,490	595,613	714,735	833,858
1,750,000	417,368	556,490	695,613	834,735	973,858
2,000,000	477,368	636,490	795,613	954,735	1,113,858

    Compensation covered by the Pension Plan (for purposes of pension benefits) excludes commissions and performance share awards and generally corresponds to that shown under the heading "Annual Compensation" in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months.

    Only three Annual Incentive Plan bonuses (whether paid or deferred) may be included in obtaining the average compensation.

    The Named Executives and their credited years of service as of December 31, 1999 are provided in the following table.

Name	Years of Service
Drayton Nabers, Jr.	21
John D. Johns	6
R. Stephen Briggs	28
Jim E. Massengale	16
A. S. Williams III	35

    Employment Continuation Agreements.  The Company has entered into Employment Continuation Agreements with each of the Named Executives which provide for certain benefits in the event such executive's employment is actually or constructively (by means of a reduction in duties or compensation) terminated following certain events constituting a "change in control." Such benefits include (i) a payment equal to three times the sum of the annual base salary in effect at the time of the change in control and the average annual incentive plan bonus for the three years preceding the change in control; (ii) continuation (for up to twenty-four months) in the Company's hospital, medical, accident, disability, and life insurance plans as provided to the executive immediately prior to the date of his termination of employment;

(iii) delivery of an annuity to equal increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan's maximum on crediting service); and (iv) an additional payment, if necessary, to reimburse the executive for any additional tax (other than normal Federal, state and local income taxes) incurred as a result of any benefits received in connection with the change in control.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE'S
REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Management Succession Committee ("Committee"), which consists solely of independent non-employee directors, has oversight and ultimate control of the compensation paid to the Chief Executive Officer and other officers and employees of the Company and its subsidiaries, whether by salary or under the Company's compensation plans. The Committee has furnished the following report on executive compensation for 1999.

Compensation Policy

    Under the supervision of the Committee, the Company has developed and implemented compensation policies and programs designed to add share-owner value by aligning the financial interests of the Company's executive officers with those of share owners. The strategy of the compensation program is to relate compensation to measurable business objectives and performance, and provide incentives to executives who contribute to the success of the Company. Growth in earnings per share, return on average equity and total rate of return are principal measures of Company performance employed by the Committee.

    The compensation package for the Chief Executive Officer and all other executive officers is comprised of three components: base salary, annual incentive awards and long term equity-based incentives.

Salary

    The Company utilizes an independent compensation consultant to provide competitive compensation data for executive officers. Through the consultant, the Company accesses multiple compensation survey sources to review the pay practices of other life insurance companies and to establish salary ranges for executive officers. Some of the companies in the peer group listed on page 17 are included in the compensation surveys.

    The Committee's compensation strategy for executive officers has generally been to pay salaries at or near the median which, when supplemented by an Annual Incentive Plan award, will produce total cash compensation commensurate with the Company's performance as compared to a peer group of companies.

    Individual competence, length of time within a position, and comparisons to salaries for similar positions in other companies (adjusted for size) help determine where an officer's salary falls within the range. For the Chief Executive Officer, Company performance is also considered by the Committee in setting the appropriate base salary level. No specific weights are given to any of the factors considered by the Committee. Based upon the above factors, the Committee established Mr. Nabers' 1999 base salary at $610,000, effective March 1, 1999.

Annual Incentive Awards

    The Company has had an annual cash bonus plan since 1973. The Annual Incentive Plan ("AIP") was established for the purpose of rewarding, retaining, and providing incentive for outstanding performance for those employees who contribute most to the operating progress of the Company. The AIP is administered by the Committee. Employees are selected and individual bonuses are allotted to them by the

Company's executive officers with the approval of the Chief Executive Officer. The Committee sets the total amount of bonuses payable for each year and reviews the methodology used to determine individual bonuses. The Committee specifically reviews and approves the annual bonus paid to each of the executive officers, including the Chief Executive Officer. Currently, there are 255 employees in the AIP, including the Chief Executive Officer. Each employee is assigned a target bonus percentage which ranges from 4% to 50% of salary. The Chief Executive Officer's target bonus percentage was 60% in 1999. Bonus payments, when made, may range from 33% to 200% of the target. The Committee is authorized to determine the exact percentage of AIP bonuses earned and may direct that no AIP bonuses be paid.

    The AIP provides that the Committee may credit annually to an incentive reserve for each fiscal year a provision which may not be more than 5% of the Company's pretax income for that year. In 1999, $7.0 million, or 2.7% of the Company's 1999 pretax income, was credited to the incentive reserve. In any year the Committee may pay any part or all of the incentive reserve as awards. Any part of the incentive reserve which is not paid in any year may remain in the incentive reserve and be carried forward to the next year.

    An individual's AIP bonus is based upon Company performance and, in addition, may also be based upon divisional and/or individual performance criteria specifically related to the officer's responsibilities which are consistent with overall Company objectives. The Chief Executive Officer's AIP bonus is based solely on the Company's achieved earnings per share according to a range fixed for the year at the Committee's March meeting. For the other executive officers, 20% to 100% of their respective AIP bonuses is based upon Company performance, which, for 1999, was measured by the Company's operating earnings per share.

    Under the terms fixed by the Committee, Mr. Nabers would earn a target AIP bonus of 60% of 1999 base salary if the Company's 1999 operating earnings per share were $2.20. A maximum bonus, 200% of target or 120% of Mr. Nabers' 1999 base salary, would be paid if the Company's operating earnings per share were $2.35. The Company's 1999 operating earnings per share (diluted) of $2.34, representing a 16.3% operating return on average equity, resulted in Mr. Nabers earning an AIP bonus of 116% of his 1999 base salary, or $707,500.

Stock Incentive Awards

    The Company's Long-Term Incentive Plan (formerly, the Performance Share Plan) was initially adopted in 1973 by share owners to motivate officers and key employees, including the Chief Executive Officer, to focus on the Company's long-range earnings performance, to reward them based on long-range results, and to provide a process by which officers and key employees may increase share ownership in the Company. Under the Long-Term Incentive Plan, officers and key employees of the Company and its subsidiaries, who are determined by the Committee to have a substantial opportunity to influence the long-term growth in profitability of the Company, may be awarded performance shares and/or other forms of stock-based incentive compensation. In 1999, those selected by the Committee were awarded performance shares, each of which has a potential value equal to the market value of one share of Common Stock at the date payment may be earned. If an award is earned, unless deferment is elected under the Deferred Compensation Plan for Officers, the employee receives payment (in cash approximately equal to the income tax liability on the award and the balance in Common Stock) of all or part of the award four years after the award date, based on the award conditions determined by the Committee at the time of the award. With respect to 1999 awards, the number of performance shares awarded was determined by multiplying the employee's award percentage times such employee's base salary plus target AIP bonus, divided by the average share price of Common Stock. Each employee was assigned an award percentage which ranged up to 80% in 1999, to provide long-term compensation which is competitive to that offered to persons performing similar functions at insurance companies of comparable size. Mr. Nabers' 1999 award percentage was 80%. For 1999, a total of 99,380 shares were awarded to 49 participants including an award of 21,930 shares to Mr. Nabers.

    The criterion for payment of performance share awards is based upon a comparison of the Company's average return on average equity and total rate of return for an award period to that of a comparison group of publicly held life insurance companies, multiline insurers and insurance holding companies during the award period. The criterion provides for payment in the event the Company achieves its comparison levels with respect to either average return on average equity or total rate of return. The comparison group of companies is generally comprised of the Company and the 40 largest publicly held stock life and multiline insurance companies as listed in the National Underwriter, "Insurance Stock Results," each having net worth in excess of $100 million, ranked according to net worth, excluding downstream affiliates of any companies in the comparison group (see page 16). In the event that the Company's four-year results are below the median of the comparison group, no portion of the award is earned. If the Company's four-year results are at the median, 50% of the award is earned. Company results at the top 25% and 10% of the comparison group would result in up to 125% and 170% of the award being earned, respectively, for each executive officer. Mr. Nabers' awards earn out at 125% and 170% at these comparison levels, respectively. If a company in the comparison group is acquired or exits the insurance industry during the award period, such company is ranked below the Company for comparison purposes.

    Results for the award period ending in 1999 will not be known until the 1999 results for the individual companies included in the comparison group are available. Based upon information available as of the date of this Proxy Statement, it is anticipated that the Company's 1999 results will place the Company in the top 10% of the comparison group which will entitle Mr. Nabers to approximately $787,568 in shares of Common Stock and cash, representing 170% of his 1996 performance share award. $158,854 of this payment, or 20%, would represent appreciation in the market value of Common Stock since the award date.

Limits to Tax Deductibility of Executive Compensation

    Under Section 162(m) of the Internal Revenue Code, Protective may not take tax deductions for amounts greater than $1 million that are paid annually to executives whose pay must be disclosed separately in the Company's Proxy Statement, unless the payments are made under qualifying performance-based compensation plans which meet certain specific requirements. All of the Company's executive compensation plans have been approved by share owners and are designed to comply with these specific requirements. As in all prior years, the Company did not pay any compensation that was non-deductible by reason of Section 162(m) in 1999.

                      COMPENSATION AND MANAGEMENT
                      SUCCESSION COMMITTEE
                      John J. McMahon, Jr., Chairman
                      A. W. Dahlberg
                      Ronald L. Kuehn, Jr.
                      Robert A. Yellowlees

PERFORMANCE COMPARISON

    The following graph compares total returns on the Common Stock over the last five fiscal years to the Standard & Poor's 500 Stock Index ("S&P 500") and to a peer comparison group ("Peer Group"). The graph assumes $100 invested on December 31, 1994 and that all dividends were reinvested. Points on the graph represent performance as of the last business day of each of the years indicated.

Comparison of Five-Year Cumulative Total Return Among
Protective Life Corporation, the S&P 500 and a Peer Group

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

	Protective Life Corporation	S&P 500	Peer Group
1994	$100	$100	$100
1995	$132	$138	$146
1996	$171	$169	$177
1997	$261	$226	$250
1998	$352	$290	$303
1999	$285	$351	$332
Source: Research Data Group

    The companies included in the Peer Group index are generally the same as those companies included in the Company's 1999 comparison group of companies under the Performance Share Plan. The index is generally comprised of the Company and the 40 largest publicly held stock life and multiline insurance companies as listed in the National Underwriter, "Insurance Stock Results," each having net worth in excess of $100 million, ranked according to net worth, excluding downstream affiliates of any companies in the comparison group. The Peer Group excludes American Heritage Life Investment Corporation, Guarantee Life Companies, Inc., Life USA Holding, Inc. and Provident Companies, Inc. that are included in the Company's 1999 Performance Share Plan comparison group because they were not publicly held on December 31, 1999. The index weights individual company returns for stock market capitalization. The companies included in the Peer Group index are shown in the table at the top of the following page.

Aetna Inc.	Jefferson-Pilot Corporation
AFLAC, Inc.	Kansas City Life Insurance Company
Alfa Corporation	The Liberty Corporation
Allmerica Financial Corporation	Liberty Financial Companies, Inc.
American Annuity Group, Inc.	Lincoln National Corporation
American General Corporation	The MONY Group Inc.
American International Group, Inc.	National Western Life Insurance Company
American National Insurance Company	Nationwide Financial Services, Inc.
AmerUS Life Holdings, Inc.	Old Republic International Corporation
Aon Corporation	Penn Treaty American Corporation
ARM Financial Group, Inc.	Presidential Life Corporation
AXA Financial, Inc.	Protective Life Corporation
CIGNA Corporation	ReliaStar Financial Corporation
CNA Financial Corporation	StanCorp Financial Group, Inc.
Conseco, Inc.	Torchmark Corporation
Delphi Financial Group, Inc.	United Insurance Companies, Inc.
FBL Financial Group, Inc.	Unitrin Incorporated
Hartford Financial Services Group, Inc.	UNUMProvident Corporation
Intercontinental Life Corporation

    The composition of the Peer Group has changed from that used in the previous year's Proxy Statement. American Heritage Life Investment Corporation, Guarantee Life Companies, Inc., Life USA Holding, Inc., Provident Companies, Inc. and SunAmerica, Inc. were deleted because they were acquired by other companies. American Annuity Group, Inc., FBL Financial Group, Inc., The MONY Group Inc., and StanCorp Financial Group, Inc. were added to the Peer Group index because they were among the 40 largest companies.

    As disclosed in the "Compensation and Management Succession Committee's Report on Executive Compensation," the Company's long-term incentive compensation is based upon comparisons of the Company's average return on average equity (in addition to total return) to that of a comparison group of companies. The following table sets forth the return on average equity and average return on average equity for the Company and the median for the applicable comparison group of companies.

	Protective Life Corporation		Comparison Group Median (1)
Year	ROE (2)	Average ROE (3)	ROE (2)		Average ROE (3)
1999	15.9%	16.6%	10.8	%(4)	9.3	%(4)
1998	16.8	17.1	12.0		11.6
1997	17.2	17.9	12.6		10.2
1996	16.6	18.3	11.8		11.7
1995	17.7	18.0	11.6		11.5

(1)
The median is the middle value in a distribution, above and below which lie an equal number of values. Companies in the comparison group that have been acquired or have exited the insurance industry have been ranked below the median.

(2)
Return on average equity for the year shown. Average equity excludes net unrealized gains and losses on investments.

(3)
Average return on average equity for the four-year award period ending with the year shown.

(4)
The 1999 comparison group median is not yet determinable. The percentage shown is the best estimate available as of the date of this Proxy Statement.

PROPOSAL 2: RATIFY APPOINTMENT
OF THE COMPANY'S INDEPENDENT AUDITORS

    Upon recommendation of the Audit Committee, which is composed of non-employee directors, the Board of Directors has appointed PricewaterhouseCoopers LLP, a firm of independent public accountants, as independent auditors for the Company and its subsidiaries for 2000. This firm or its predecessor has served as independent public accountants for the Company and its predecessor since 1974. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Share Owners and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by share owners.

    In evaluating the selection of PricewaterhouseCoopers LLP as principal independent public accountants for the Company and its subsidiaries, the Audit Committee of the Board of Directors has considered generally the non-audit professional services that PricewaterhouseCoopers LLP will likely be asked to provide for the Company during 2000, and the effect which performing such services might have on audit independence. It has reviewed the non-audit services which were performed in 1999 and determined that they were consistent with Company policy.

    Vote Required.  The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

OTHER INFORMATION

    Annual Reports Available. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, will be furnished without charge to any share owner who requests such report from the Company. Requests for copies should be directed to: Share Owner Relations, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202, Telephone (205) 868-3573, FAX (205) 868-3541. Copies may also be requested through the Internet from the Company's World Wide Web site (www.protective.com). The Company's Annual Report on Form 10-K is also electronically accessible through the Internet from the "EDGAR Database of Corporate Information" on the Securities and Exchange Commission's World Wide Web site (www.sec.gov).

    Share Owner Proposals and Nominations for the 2001 Annual Meeting.  In order to be included in the proxy materials for the Company's 2001 Annual Meeting of Share Owners, any proposals of share owners intended to be presented at the 2001 Annual Meeting of Share Owners must have been received in written form by the Company's Secretary at the principal office of the Company on or before November 30, 2000. Also, under our By-laws, nominations for director or other business proposals to be addressed at the meeting may be made by a share owner entitled to vote who has delivered a notice to the Company's Secretary no later than the close of business on March 2, 2001 and not earlier than close of business on February 1, 2001. The notice must contain the information required by the By-laws. Copies of our By-laws may be obtained from the Company's Secretary. Requests for copies should be directed to: Corporate Secretary, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202. These advance notice provisions are in addition to, and separate from, the requirements which a share owner must meet in order to have a proposal included in the Proxy Statement under the rules of the Securities and Exchange Commission.

[This page has been left blank intentionally.]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2.

1.	ELECTION OF DIRECTORS	FOR all nominees listed below / /	WITHHOLD AUTHORITY to vote for all nominees listed below / /	*EXCEPTIONS / /

Nominees: William J. Cabaniss, Jr., Drayton Nabers, Jr., John J. McMahon, Jr., A. W. Dahlberg, Ronald L. Kuehn, Jr., James S. M. French, Robert A. Yellowlees, John D. Johns, Elaine L. Chao, Donald M. James, J. Gary Cooper, H. Corbin Day

(INSTRUCTIONS:To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors.

FOR / /  AGAINST / /  ABSTAIN / /

Note: The persons named above as proxies are authorized to vote in accordance with their own judgment upon such other business as may properly come before the meeting.

Change of Address and or Comments Mark Here
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED ABOVE BY THE UNDERSIGNED. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED "FOR" SUCH PROPOSAL.
Dated , 2000

Signature

Signature
Votes must be indicated (X) in Black or Blue ink. /X/

Please sign exactly as your name appears hereon, date, and return promptly in the enclosed prepaid envelope

PROTECTIVE LIFE CORPORATION
Post Office Box 2606
Birmingham, Alabama 35202
P R O X Y
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Drayton Nabers, Jr., John D. Johns, and Deborah J. Long, and each of them, with power of substitution, as proxies to represent and vote on behalf of the undersigned all shares of Common Stock of Protective Life Corporation which the undersigned is entitled to vote on all matters (unless otherwise indicated on the reverse side) which may come before the Annual Meeting of Share Owners to be held at the principal office of the Company, 2801 Highway 280 South, Birmingham, Alabama 35223 on Monday, May 1, 2000 at 10:00 a.m., CDT, and at any adjournments of the meeting. All prior proxies given with respect to the voting of such shares at the Annual Meeting are revoked.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                        PROTECTIVE LIFE CORPORATION
                        C/O THE BANK OF NEW YORK
                        P. O. BOX 11103
                        NEW YORK, NY 10203-0103